Exhibit 99.1
Synchronoss Technologies, Inc. Announces Second Quarter 2006 Financial Results
•	Revenue of $17.4 million grows 27% year-over-year and 11% sequentially

•	Strong performance drives 15th consecutive quarter of sequential revenue growth

•	Non-GAAP operating income of $2.6 million leads to a 15% margin and non-GAAP diluted EPS of $0.06
BRIDGEWATER, N.J.—(BUSINESS WIRE)—July 31, 2006—Synchronoss Technologies, Inc.: Synchronoss Technologies, Inc. (Nasdaq: SNCR), a leading software provider of order management solutions to the communications services marketplace today announced its operating results for the second quarter ended June 30, 2006.
Stephen G. Waldis, President and Chief Executive Office of Synchronoss, stated, “We are very pleased with the company’s performance in the second quarter, which was highlighted by an increase in our sequential revenue growth and contribution from recently added VoIP related customers which was better than we expected.” Waldis added, “Strong growth in wireless data services, the continued rapid adoption of VoIP and the increasing use of the e-commerce channel in the Communication Service Providers market are driving strong demand for our on-demand transaction management platform. Synchronoss is well positioned to capitalize on these trends due to our Tier One customer base across each key market segment and our clear technology leadership position.”
For the second quarter of 2006, Synchronoss reported net revenue of $17.4 million, representing an increase of 27% on a year-over-year basis and 11% on a sequential basis. Gross profit for the second quarter of 2006 was $7.8 million, including the impact of fair value stock compensation expense, representing a related gross margin of 44.7%.
Lawrence Irving, Chief Financial Officer and Treasurer, stated, “In the first quarter of 2006 we signed several large Communication Service Providers as customers targeting the VoIP market. We are pleased with the initial automation rates we realized when looking at this group of customers taken as a whole, and this helped to drive gross margins and operating income that was better than we had originally expected. Expanding our gross margins over time is a key strategic priority as it will help Synchronoss to expand our overall profitability from already strong levels.”
For the second quarter of 2006, Synchronoss reported income from operations, in accordance with generally accepted accounting principles (“GAAP”), of $2.3 million. This included $337,000 of non-cash, fair value stock-based compensation expense. GAAP net income was $1.4 million for the second quarter of 2006, leading to GAAP diluted earnings per share of $0.05.
Non-GAAP gross profit for the second quarter of 2006 was $7.9 million, an increase of 36% on a year-over-year basis. The related gross margin for the second quarter of 2006 was 45.4%, an increase of over 310 basis points from the 42.3% from the second quarter of 2005. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $2.6 million or a non-GAAP operating margin of 15.2% during the second quarter of 2006. Based on a 41.6% effective tax rate, non-GAAP net income was $1.6 million, leading to non-GAAP diluted earnings per share of $0.06.
A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Synchronoss had cash, cash equivalents, and marketable securities of $61.8 million at June 30, 2006, an increase of $45.8 million as compared to the end of the prior fiscal year, due primarily to proceeds from the recently completed initial public offering and secondarily to positive cash flow from operations. Of note, on July 3, 2006, the company’s underwriters exercised the over-allotment option associated with the initial public offering, generating $7.1 million in net proceeds that is not reflected in the company’s cash balance at June 30, 2006.
Other Highlights
•	Synchronoss’s relationship with Cingular Wireless remained very strong, highlighted by the highest level of transaction volumes in the company’s history. In addition, business outside of the Cingular relationship, which is primarily driven by customers targeting the VoIP market, grew approximately 24% sequentially to 32% of total revenues, up from 29% of total revenues in the prior quarter.

•	In the second quarter of 2006, Synchronoss added SunRocket to its industry leading customer base. SunRocket, one of the nation’s fastest-growing Internet phone service providers, signed an exclusive three-year agreement for Synchronoss’ ActivationNow Technology Platform.
Conference Call Details
In conjunction with this announcement, Synchronoss will host a conference call today, July 31, 2006, at 5:00 p.m. (EDT) to discuss the company’s financial results. To access this call, dial 800-289-0572 (domestic) or 913-981-5543 (international). Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.
A replay of this conference call will be available from 8:00 p.m. EDT on Monday, July 31, 2006 through midnight EDT on Monday, August 14, 2006 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay pass code is 5159643. An archived web cast of this conference call will also be available on the “Investor Relations” page of the Company’s web site, www.synchronoss.com.
Non-GAAP Financial Measures
Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’s ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude stock-based compensation expense for the three and six months ended June 30, 2006.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.
About Synchronoss Technologies, Inc.
Synchronoss Technologies, Inc. (Nasdaq: SNCR) is a leading software provider of order management solutions to the communications services marketplace. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow(R) software platform automates, synchronizes and simplifies electronic service creation and management of advanced wireline, wireless and IP services across existing networks. Tier One Synchronoss clients include AT&T, Cablevision Systems Corporation, Cingular Wireless, Level 3 Communications, Time Warner Cable, Verizon Business Solutions, and Vonage. For more information please visit www.synchronoss.com.

Forward-looking Statements
This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Registration Statement on Form S-1 and the form of the prospectus contained therein, as amended, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
SYNCHRONOSS TECHNOLOGIES, INC
BALANCE SHEETS
(in thousands, except per share data)

	December 31,	June 30,
	2005	2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,786	$54,851
Investments in marketable securities	4,152	5,792
Accounts receivable, net of allowance for doubtful accounts of $221 and $260 at December 31, 2005 and June 30, 2006, respectively	13,092	15,721
Prepaid expenses and other assets	1,189	2,043
Deferred tax assets	4,024	2,595

Total current assets	31,243	81,002
Property and equipment, net	4,207	5,694
Investments in marketable securities	3,064	1,187
Deferred tax assets	620	346
Other assets	1,074	223

Total assets	$40,208	$88,452

Liabilities, redeemable convertible preferred stock and stockholders’ (deficiency) equity
Current liabilities:
Accounts payable	$1,822	$2,352
Accrued expenses ($577 and $0 was due to a related party at December 31, 2005 and June 30, 2006, respectively)	6,187	4,264
Short-term portion of equipment loan payable	667	667
Deferred revenues	793	690

Total current liabilities	9,469	7,973
Equipment loan payable, less current portion	666	333
Commitments and contingencies:
Series A redeemable convertible preferred stock, $.0001 par value; 13,103 shares authorized, 11,549 shares issued and outstanding at December 31, 2005 (aggregate liquidation preference of $66,985 at December 31, 2005); No Series A shares issued or outstanding as of June 30, 2006	33,493	—
Series 1 convertible preferred stock, $.0001 par value; 2,000 shares authorized, issued and outstanding at December 31, 2005 (aggregate liquidation preference of $12,000 at December 31, 2005); No Series 1 shares issued or outstanding as of June 30, 2006	1,444	—
Stockholders’ (deficiency)/equity:
Common stock, $0.0001 par value; 100,000 shares authorized, 10,518 and 31,046 shares issued; 10,422 and 30,951 outstanding at December 31, 2005 and June 30, 2006, respectively	1	3
Treasury stock, at cost (95 shares at December 31, 2005 and June 30, 2006)	(19)	(19)
Additional paid-in capital	1,661	82,960
Deferred stock-based compensation	(702)	—
Accumulated other comprehensive loss	(114)	(64)
Accumulated deficit	(5,691)	(2,734)

Total stockholders’ (deficiency)/equity	(4,864)	80,146

Total liabilities and stockholders’ (deficiency)/equity	$40,208	$88,452

Total liabilities and stockholders’ (deficiency)/equity	$85,280	$96,758

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
For Three and Six Months Ended June 30, 2006
(in thousands, except per share data)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2005	2006	2005	2006
	Unaudited		Unaudited
Net revenues	$13,777	$17,442	$25,127	$33,166
Costs and expenses:
Cost of services ($2,252 and $2,191 were purchased from a related party during the three months ended June 30, 2005 and 2006, respectively and $3,784 and $3,714 were purchased from a related party during the six months ended June 30, 2005 and 2006, respectively) (1)	7,947	9,643	14,228	18,406
Research and development (1)	1,358	2,150	2,405	3,835
Selling, general and administrative (1)	1,879	2,521	3,675	4,531
Depreciation and amortization	527	820	1,037	1,539

Total costs and expenses	11,711	15,134	21,345	28,311

Income from operations	2,066	2,308	3,782	4,855
Interest and other income	95	164	105	264
Interest expense	(34)	(27)	(68)	(56)

Income before income tax expense	2,127	2,445	3,819	5,063
Income tax expense	—	(1,017)	—	(2,106)

Net income	2,127	1,428	3,819	2,957
Preferred stock accretion	(9)	—	(17)	—

Net income attributable to common stockholders	$2,118	$1,428	$3,802	$2,957

Net income attributable to common stockholders per common share:
Basic	$0.10	$0.06	$0.17	$0.13

Diluted	$0.09	$0.05	$0.15	$0.11

Weighted-average common shares outstanding:
Basic	21,842	23,234	21,828	22,652

Diluted	24,712	26,587	24,575	25,774

(1) Amounts include fair value stock-based compensation, as follows:
Cost of services	N/A	$114	N/A	$124
Research and development	N/A	101	N/A	101
Selling, general and administrative	N/A	122	N/A	139

Total fair value stock-based compensation expense	N/A	$337	N/A	$364

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to NON-GAAP Financial Measures
For Three and Six Months Ended June 30, 2006
(unaudited)
(in thousands, except per share data)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2005	2006	2005	2006
	Unaudited		Unaudited
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$2,066	$2,308	$3,782	$4,855
Add: Fair value stock-based compensation	—	337	—	364

Non- GAAP income from operations	$2,066	$2,645	$3,782	$5,219

GAAP net income attributable to common stockholders	$2,118	$1,428	$3,802	$2,957
Add: Fair value stock-based compensation, net of tax	—	197	—	213

Non- GAAP net income	$2,118	$1,625	$3,802	$3,170

Diluted non-GAAP net income per share	$0.09	$0.06	$0.15	$0.12

Shares used in per share calculation	24,712	26,587	24,575	25,774

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF CASH FLOWS
For Six Months Ended June 30, 2006

	Six Months Ended
	June 30,
	2005	2006
	Unaudited
Operating activities:
Net income	$3,819	$2,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,037	1,539
Deferred income taxes	—	1,703
Provision for doubtful accounts	134	39
Stock-based compensation	17	466
Changes in operating assets and liabilities:
Accounts receivable	(5,978)	(2,668)
Prepaid expenses and other current assets	(250)	(854)
Other assets	—	851
Accounts payable	9	530
Accrued expenses	1,069	(1,346)
Due to a related party	228	(577)
Deferred revenues	257	(103)

Net cash provided by operating activities	342	2,537
Investing activities:
Purchases of fixed assets	(1,024)	(3,026)
Employees’ repayment of notes	535	—
Purchases of marketable securities available for sale	(331)	(1,640)
Sale of marketable securities available for sale	225	1,927

Net cash used in investing activities	(595)	(2,739)
Financing activities:
Proceeds from issuance of common stock -related party	—	1,000
Proceeds from the exercise of stock options	—	43
Proceeds from initial public offering, net of offering costs	—	45,557
Repayments of equipment loan	(334)	(333)

Net cash provided by (used in) financing activities	(334)	46,267

Net (decrease) increase in cash and cash equivalents	(587)	46,065
Cash and cash equivalents at beginning of year	3,404	8,786

Cash and cash equivalents at end of period	$2,817	$54,851

Supplemental disclosures of cash flow information Cash paid for interest	$69	$56

Cash paid for income taxes	$—	$1,107

Accretion of redeemable convertible preferred stock	$17	$—

CONTACT: Synchronoss Technologies, Inc.
Investor:
Tim Dolan, 617-217-2230
investor@synchronoss.com
or
Media:
Dana Mellecker, 202-210-6980
media@synchronoss.com
SOURCE: Synchronoss Technologies, Inc.